Exhibit 99.2 Q4 & Full Year 2023 Results Conference Call February 28, 2024 helping humans heal.

Disclaimer & Cautionary Statements This presentation includes forward-looking statements. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Such forward-looking statements include statements regarding: • Future sales or sales growth; • Estimates of potential market size and demand for the Company’s current and future products; • Plans for expansion outside of the U.S.; • The effectiveness of amniotic tissue as a therapy for any particular indication or condition; • Expected spending on research and development; • The Company’s long-term strategy and goals for value creation, the status of its pipeline products, expectations for future products, and expectations for future growth and profitability 2

Disclaimer & Cautionary Statements Additional forward-looking statements may be identified by words such as believe, expect, may, plan, potential, will, preliminary, and similar expressions, and are based on management's current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ from expectations include: • Future sales are uncertain and are affected by competition, access to customers, patient access to hospitals and healthcare providers, the reimbursement environment and many other factors; • The future market for the Company’s products can depend on regulatory approval of such products, which might not occur at all or when expected, and is based in part on assumptions regarding the number of patients who elect less acute and more acute treatment than the Company’s products, market acceptance of the Company’s products, and adequate reimbursement for such therapies; • The process of obtaining regulatory clearances or approvals to market a biological product or medical device from the FDA or similar regulatory authorities outside of the U.S. is costly and time consuming, and such clearances or approvals may not be granted on a timely basis, or at all, and the ability to obtain the rights to market additional, suitable products depends on negotiations with third parties which may not be forthcoming; and • The Company describes additional risks and uncertainties in the Risk Factors section of its most recent annual report and quarterly reports filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this presentation and the Company assumes no obligation to update any forward- looking statement. 3

Joe Capper Chief Executive Officer helping humans heal.

Q4:23 & Full Year 2023 Highlights Q4:23 Net Sales 2023 Net Sales Q4:23 Q4:23 Net Income Gross Margin $87MM $321MM $53MM +17% year-over-year +20% year-over-year 84% Favorably impacted by $40 million one-time tax benefit Q4:23 2023 Year End Strengthened 1 1 Adjusted EBITDA Adjusted EBITDA Cash Balance Balance Sheet In Dec. 2023 & Jan. 2024 $21MM $58MM $82MM 24% of net sales 18% of net sales 1 – EBITDA, Adjusted EBITDA and related margins are non-GAAP financial measures. See our Earnings Release for the quarter and year ended December 31, 2023 for a 5 reconciliation to the nearest GAAP measure.

Continuing to Execute on Strategic Priorities • Growth in all sites-of-service Build leadership position in • Strong start for EPIEFFECT® - helping drive Wound & Surgical continued momentum in Private Office • Continued progress in building business in Japan • Working internally and externally to expand our skin substitute portfolio beyond Develop opportunities in amniotic tissue adjacent markets • Expansion would increase addressable market and round out our product portfolio • Strong Gross Margin and Adjusted EBITDA to close out 2023, positioning us well for 2024 Demonstrate corporate • Balance sheet improvements in late-2023 discipline around expenses and early-2024 simplify and strengthen our position to invest for growth helping humans heal. 6

Doug Rice Chief Financial Officer helping humans heal.

Q4:23 Net Sales Demonstrate Continued Commercial Momentum Total By Site of Service Other $87 $8MM +72% $74 Private Office Hospital $28MM +24% $51MM +8% Q4:22 Q4:23 Fifth consecutive quarter of double-digit year-over-year net sales growth 8 $ millions

Q4:23 Gross Profit & Gross Margin Mix & Ongoing Improvements in Operations Driving Gross Margin Expansion 80 $73 Q4:23 gross profit improvement driven by higher net sales $60 84% Improvement in Q4:23 gross margins 81% led by product mix and production yield improvements 0 Q4:22 Q4:23 9 $ millions Gross Margin

Q4:23 Operating Expenses Q4:22 Ongoing operating $54 $50 Q4:23 expense leverage as cost controls offset higher commission spend $3 $2 % of net sales 67% 63% 4% 3% R&D SG&A Q4:23 GAAP net income favorably $53 impacted by one- time tax benefit $21 Second $7 consecutive quarter achieving $0 10% % of net sales (0%) 62% 24% Adjusted EBITDA Adjusted EBITDA Net Income/Loss margin above 20% 10 $ millions $ millions

Improving Balance Sheet & Cash Flows Unlock Opportunities for Growth Other Balance Sheet Highlights Increasing Net Cash Strong Free Cash Flow $34 $32 Series B Preferred $12 Converted $10 Dec. 2023 $20 $8 $13 Refinancing Completed Jan. 2024 -$5 Q1:23 Q2:23 Q3:23 Q4:23 Q1:23 Q2:23 Q3:23 Q4:23 11 *Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, including purchases of equipment. See our Earnings Release for the quarter and year ended December 31, 2023 for a reconciliation to the nearest GAAP measure. $ millions $ millions

2023 In Summary +20% +110 basis point $58MM Net Sales Growth Gross Margin Net Income Expansion Free Cash Flow Cash $58MM $25MM $82MM Adjusted EBITDA 18% of net sales helping humans heal. 12

Joe Capper Chief Executive Officer helping humans heal.

Summary Q4:23 & 2023 Year-Over-Year Net Sales Growth of 17% and 20%, Respectively Q4:23 Gross Profit Margin Increased to 84% Q4:23 Adjusted EBITDA of $21 Million (24% of Net Closing Out a Sales) Seminal Year at MIMEDX! Cash Balance Increased Nearly 25% in 2023 Simplified and Strengthened our Balance Sheet Full Commercial Launch of EPIEFFECT Well Underway 14

* 2024 Outlook as of February 28, 2024 Anticipate Full Year Revenue 2024 Revenue Growth Percentage in the Low Growth Double-Digits Expect Adjusted EBITDA Margin for Full Year Profitability 2024 to be Above 20% *2024 Outlook provided as of February 28, 2024. Actual results may differ. We are not able to provide a reconciliation of our Adjusted EBITDA margin expectation to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments 15 in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measures in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

Closing Remarks, Q&A